Exhibit 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of the Class A Common Stock, par value $0.01 per share, of Townsquare Media, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k). This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: April 21, 2023

SPHERE ENTERTAINMENT CO.

By:	/s/ Gautam Ranji
	Name:	Gautam Ranji
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

SPHERE ENTERTAINMENT GROUP, LLC

By:	/s/ Gautam Ranji
	Name:	Gautam Ranji
	Title:	Executive Vice President, Chief Financial Officer and Treasurer